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                                                                     Exhibit 3.1
                                                                     -----------


                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                            STERLING SOFTWARE, INC.

     Sterling Software, Inc., a Delaware corporation (the "corporation"), does hereby certify that this Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware; and the corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State on February 14, 1983. This Restated Certificate of Incorporation restates and integrates, but does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation which is hereby restated to read in its entirety as follows:

     FIRST.  The name of the corporation is Sterling Software, Inc.
     -----

     SECOND.  The address of the corporation's registered office in the State of
     ------
Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805. The name of the Corporation's registered agent at such address is The Corporation Service Company.

     THIRD. The nature of the business or purposes to be conducted or promoted
     -----
by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH.  Section 1.  Authorized Capital Stock.  The total number of shares
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of stock of all classes which the corporation shall have authority to issue is
Two Hundred Sixty Million (260,000,000), consisting of Two Hundred Fifty Million (250,000,000) shares of Common Stock having a par value of $.10 per share, and Ten Million (10,000,000) shares of Preferred Stock having a par value of $.10 per share.

     Section 2.  Common Stock.  Shares of Common Stock and, subject to the
                 ------------
provisions of this Article Fourth, shares of any series of Preferred Stock may be issued from time to time as the corporation's board of directors (the "Board of Directors") determines and on such terms and for such consideration as may be fixed by the Board of Directors.

     Subject to the provisions of law and the preferences of the Preferred Stock, dividends may be paid on the Common Stock at such time and in such amounts as the Board of Directors may deem advisable.

     The authorized amount of shares of Common Stock and of Preferred Stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the stock of the corporation entitled to a vote thereon.

     Except as otherwise specifically required by law or as specifically provided in any resolution or resolutions of the Board of Directors providing for the issue of any particular

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series of Preferred Stock, the exclusive voting power of the corporation shall be vested in the Common Stock of the corporation. Each share of Common Stock shall entitle the holder thereof to one vote at all meetings of the stockholders of the corporation.

  Section 3.  Preferred Stock.  The Preferred Stock may be issued in one or more
              ---------------
series as may be determined from time to time by the Board of Directors. The Preferred Stock of each such series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed by the Board of Directors in the resolution or resolutions providing for the issue of such series of Preferred Stock pursuant to the authority to do so which is hereby expressly vested in the Board of Directors.

  Except as otherwise provided in any resolution or resolutions of the Board of Directors providing for the issue of any particular series of Preferred Stock, the number of shares of stock of any such series so set forth in such resolution or resolutions may be increased or decreased (but not below the number of shares of such series then outstanding) by a resolution or resolutions likewise adopted by the Board of Directors. No approval by class or series vote or otherwise, of the holders of the Preferred Stock or any series thereof will be required for the issue by the Board of Directors of any other series of Preferred Stock, whether or not in any respect senior to or on a parity with any such outstanding series, provided, however, that the Board of Directors may condition the issue of such additional series of Preferred Stock on the approval, by such proportion as the Board of Directors may specify, of any such outstanding series.

  Except as otherwise provided in any resolution or resolutions of the Board of Directors providing for the issue of any particular series of Preferred Stock, Preferred Stock redeemed or otherwise acquired by the corporation shall assume the status of authorized but unissued Preferred Stock and shall be unclassified as to series and may thereafter, subject to the provisions of this Article Fourth and to any restrictions contained in any resolution or resolutions of the Board of Directors providing for the issue of any such series of Preferred Stock, be reissued in the same manner as other authorized but unissued Preferred Stock.

  Section 3.1  Series A Junior Participating Preferred Stock.  Pursuant to
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authority vested in the Board of Directors by its Certificate of Incorporation,
as theretofore amended, and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, the corporation's board of directors on December 26, 1996 created a series of Preferred Stock designated Series A Junior Participating Preferred Stock and a Certificate of Designations of the Series A Junior Participating Preferred Stock was filed with the Delaware Secretary of State. Pursuant to authority vested in the Board of Directors by its Certificate of Incorporation, as theretofore amended, and the Delaware General Corporation Law, the Board of Directors on March 11, 1998 adopted a resolution providing for the amendment and restatement of the Certificate of Designations of the Series A Junior Participating Preferred Stock solely to effect an increase in the number of shares constituting such Series A Junior Participating Preferred Stock and an Amended Certificate of Designations of Series A Junior Participating Preferred Stock (the

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"Amended Certificate of Designations") was filed with the Delaware Secretary of
State on March 11, 1998. The designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of Series A Junior Participating Preferred Stock, and the qualifications, limitations or restrictions thereof, shall continue in all respects as set forth in the Amended Certificate of Designations, but for convenience of reference only are set forth in full below:

     (a) Designation and Amount. The shares of such series will be designated as Series A Junior Participating Preferred Stock (the "Series A Preferred") and the number of shares constituting the Series A Preferred is 1,250,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease will reduce the
                         --------  -------
     number of shares of Series A Preferred to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into shares of Series A Preferred.

     (b)  Dividends and Distribution.

          (1) Subject to the rights of the holders of any shares of any series of Preferred Stock ranking prior to the shares of Series A Preferred with respect to dividends, the holders of shares of Series A Preferred, in preference to the holders of Common Stock of the corporation, and of any other junior stock, will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable in cash on such dates as are from time to time established for the payment of cash dividends on the Common Stock (each such date being referred to herein as a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred (the "First Dividend Payment Date"), in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, one hundred times the aggregate per share amount of all cash dividends, and one hundred times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the First Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred. In the event that the corporation at any time after the filing of the Amended Certificate of Designations with the Delaware Secretary of State
     (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the corporation is the continuing or surviving corporation), then, in each such case and regardless of

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     whether any shares of Series A Preferred are then issued or outstanding, the amount to which holders of shares of Series A Preferred would otherwise be entitled immediately prior to such event under clause (ii) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (2) Dividends will accrue on outstanding shares of Series A Preferred from the Dividend Payment Date next preceding the date of issue of such shares, unless (i) the date of issue of such shares is prior to the record date for the First Dividend Payment Date, in which case dividends on such shares will accrue from the date of the first issuance of a share of Series A Preferred or (ii) the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred entitled to receive a dividend and before such Dividend Payment Date, in either of which events such dividends will accrue from such Dividend Payment Date. Accrued but unpaid dividends will cumulate from the applicable Dividend Payment Date but will not bear interest. Dividends paid on the shares of Series A Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date will be not more than 60 calendar days prior to the date fixed for the payment thereof.

     (c) Voting Rights. The holders of shares of Series A Preferred will have the following voting rights:

          (1) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred will entitle the holder thereof to one hundred votes on all matters submitted to a vote of the stockholders of the corporation. In the event the corporation at any time after the filing of the Amended Certificate of Designations with the Delaware Secretary of State (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred are then issued or outstanding, the number of votes per share to which holders of shares of Series A Preferred would otherwise be entitled immediately prior to such event will be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is

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

     the number of shares of Common Stock that were outstanding immediately prior to such event.

          (2) Except as otherwise provided herein, in any other Preferred Stock Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred and the holders of shares of Common Stock and any other capital stock of the corporation having general voting rights will vote together as one class on all matters submitted to a vote of stockholders of the corporation.

          (3) Except as set forth herein, or as otherwise provided by law, holders of shares of Series A Preferred will have no voting rights.

     (d)  Certain Restrictions.

          (1) Whenever dividends or other distributions payable on the Series A Preferred are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred outstanding have been paid in full, the corporation will not:

               (i) Declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series A Preferred;

               (ii) Declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the shares of Series A Preferred, except dividends paid ratably on the shares of Series A Preferred and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

               (iii) Redeem, purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series A Preferred; provided, however, that the corporation may at any time
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          redeem, purchase or otherwise acquire shares of any such junior stock solely in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the shares of Series A Preferred; or

               (iv) Redeem, purchase or otherwise acquire for consideration any shares of Series A Preferred, or any shares of stock ranking on a parity with the shares of Series A Preferred, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the

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

          Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, may determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (2) The corporation will not permit any majority-owned subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (1) of this subsection (d), purchase or otherwise acquire such shares at such time and in such manner.

     (e) Reacquired Shares. Any shares of Series A Preferred purchased or otherwise acquired by the corporation in any manner whatsoever will be retired and canceled promptly after the acquisition thereof. All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, or in any other Preferred Stock Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

     (f) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the corporation, no distribution will be made
     (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the shares of Series A Preferred unless, prior thereto, the holders of shares of Series A Preferred have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided, however, that the holders of shares of
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     Series A Preferred will be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred times the aggregate amount to be distributed per share to holders of shares of Common Stock or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the shares of Series A Preferred, except distributions made ratably on the shares of Series A Preferred and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution, or winding up. In the event the corporation at any time after the filing of the Amended Certificate of Designations with the Delaware Secretary of State (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred are then issued or outstanding, the aggregate amount to which each holder of shares of Series A

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

     Preferred would otherwise be entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (g) Consolidation, Merger, Etc. In the event that the corporation enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, in each such case, each share of Series A Preferred will at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the corporation at any time after the filing of the Amended Certificate of Designations with the Delaware Secretary of State (1) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (2) subdivides the outstanding shares of Common Stock, (3) combines the outstanding shares of Common Stock in a smaller number of shares, or (4) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred are then issued or outstanding, the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (h)  Redemption.  The shares of Series A Preferred are not redeemable.

     (i) Rank. The shares of Series A Preferred rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the corporation's Preferred Stock.

     (j) Amendment. Notwithstanding anything contained herein to the contrary and in addition to any other vote required by applicable law, the Certificate of Incorporation of the corporation may not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred so as to affect them adversely without the affirmative vote of the holders of at least 80% of the outstanding shares of Series A Preferred, voting together as a single series.

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

  FIFTH.  In furtherance and not in limitation of the powers conferred by the
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laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the corporation.

  SIXTH.  All power of the corporation shall be exercised by or under the
  -----
direction of the Board of Directors except as otherwise provided herein or required by law.

  For the management of the business and for the conduct of the affairs of the corporation, and in further creation, definition, limitation and regulation of the power of the corporation and of its directors and of its stockholders, it is further provided:

     Section 1.  Election  of  Directors.  Election of directors need not be by
                 -----------------------
  written ballot unless the Bylaws of the corporation shall so provide.

     Section 2.  Number, Election and  Term of Directors.  Except as otherwise
                 ---------------------------------------
  fixed pursuant to the provisions of Article Fourth hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the corporation shall be fixed from time to time by or pursuant to the Bylaws. The directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws, one class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1988, another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1989, and another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1990, with members of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

     Section 3.  Stockholder Nomination of a Director.  Advance notice of
                 ------------------------------------
  nominations for the election of directors, other than by the Board of Directors or a Committee thereof, shall be given in the manner provided by the Bylaws.

     Section 4.  Amendment, Repeal, etc.  Notwithstanding anything contained
                 ----------------------
  in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the voting power of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with, or repeal, this Article Sixth or any provision hereof.

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     SEVENTH:  The corporation reserves the right to amend, alter, change or
     -------
repeal any provision contained in this Restated Certificate of Incorporation, to the extent and in the manner now or hereafter prescribed by the laws of the State of Delaware, and additional provisions authorized by such laws as are then in force may be added hereto. All rights conferred upon the directors, officers and stockholders of the corporation herein or in any amendment hereof are granted subject to this reservation.

     EIGHTH:  To the fullest extent permitted by the Delaware General
     ------
Corporation Law as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     NINTH:   No action required to be taken, or which may be taken, at any
     -----
annual or special meeting of stockholders of the corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

     IN WITNESS WHEREOF, we have signed this Restated Certificate of Incorporation this 4th day of November, 1999.


                                             STERLING SOFTWARE, INC.



                                             By:  /s/ Don J. McDermett, Jr.
                                                  --------------------------
                                                  Don J. McDermett, Jr.
                                                  Senior Vice President,
                                                  General Counsel and Secretary

ATTEST:



/s/ Mark H. Kleinman
--------------------------
Mark H. Kleinman
Assistant Secretary and
Assistant General Counsel

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